Exhibit 10.13
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Employer and Employee on the Effective Date. Capitalized terms used in this Agreement but not otherwise defined have the meanings given to such terms in the Appendix of Key Terms, which is attached to and considered a part of this Agreement for all purposes.
RECITALS
          A. Employer desires to employ Employee on the terms and conditions set forth herein; and
          B. Employee desires to be employed by Employer on such terms and conditions.
AGREEMENT
          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Employment. Employer agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein for a term commencing on the Commencement Date and ending on the date on which employment is terminated in accordance with Section 5 of this Agreement (the “Term”).
     2. Duties. During the Term of Employee’s employment by Employer:
          a. Employee shall have the position of Title reporting to Carlyle’s Chief Executive Officer(s) or equivalent and will have authority consistent with such position.
          b. Employee shall concentrate Employee’s activities during the Term on (i) bringing Carlyle’s financial processes and reporting in line with public company standards and maintaining to such standards thereafter, (ii) cultivating and maintaining good working relationships with external stakeholders, (iii) leading public company-related investor relations efforts, (iv) acting as key advisor and partner to senior leaders of the firm, (v) leading and developing strategy for Carlyle projects with a key financial component, (vi) recruiting and leading Carlyle’s accounting and finance professionals, and (vii) such other responsibilities, consistent with Employee’s position, as may reasonably be assigned to Employee from time to time by Employer.
          c. Employee shall devote Employee’s energies, attention, reasonable best efforts and full and exclusive business time to the business and affairs of Employer, provided, however, that nothing in this Agreement shall preclude Employee from engaging in (i) personal investment activities, (ii) activities consented to by Employer pursuant to Section 2f below, (iii) serving as a member of the board of directors of the companies named on Exhibit A hereto, if any, or (iv) charitable, professional, and community activities, in each case so long as such activities do not materially conflict or interfere with the proper performance of Employee’s duties hereunder.

          d. Employee acknowledges and agrees that during the Term Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Carlyle and Employer and to do no act that would knowingly injure the business, interests or reputation of Employer or Carlyle. In keeping with these duties, Employee shall make full disclosure during the Term to Employer of all significant business opportunities that pertain to Carlyle’s business, and, during the Term, Employee shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.
          e. Employee shall at all times comply with (i) all applicable laws, rules and regulations that are related to Employee’s responsibilities assumed hereunder, and (ii) all written corporate and business policies and procedures of Carlyle and Employer that are applicable to Employee in the Office Location, including without limitation the New York Attorney General’s Code of Conduct (the “Code of Conduct”).
          f. Employee shall not, without the prior written approval of Employer, receive compensation or any direct or indirect financial benefit for services rendered during the Term to any Person other than the Employer. As used herein, the term “Person” shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.
     3. Location. Employee’s office shall be located at Employer’s offices in Office Location, provided that Employee is expected to travel during the Term to the extent reasonably necessary to conduct Carlyle business.
     4. Compensation. As compensation for Employee’s services, Employer shall pay Employee the following compensation, subject to Section 6 below:
          a. Employer shall pay to Employee the Base Salary Amount per annum throughout the Term (payable in accordance with Employer’s payroll policies, but in no event less frequently than once every month). The Base Salary Amount may be prospectively increased by Employer from time to time in its discretion, depending upon Employee’s performance.
          b. Employer intends to pay bonuses to Employee from time to time. To the extent Employee receives less than the 2011 Guaranteed Bonus Amount during calendar year 2011, Employer shall pay the shortfall to you within 30 days after the end of calendar year 2011. To the extent Employee receives less than the 2012 Guaranteed Bonus Amount during calendar year 2012, Employer shall pay the shortfall to you within 30 days after the end of calendar year 2012 (the 2012 Guaranteed Bonus Amount together with the 2011 Guaranteed Bonus Amount, collectively the “Guaranteed Bonus Amount”). For periods following calendar year 2012, bonuses will be payable to Employee in Employer’s discretion.
          c. Employee shall be reimbursed for all reasonable expenses for travel, lodging, entertainment, and other business expenses in connection with Employer’s or Carlyle’s business to the extent such expenses are consistent with Carlyle’s internal reimbursement guidelines.

          d. Employee shall be afforded, as incidences of employment, health, insurance, pension and vacation benefits on terms at least as beneficial, and to the same extent as that offered to other employees at the level of Title for the Office Location.
          e. To the extent permitted by applicable securities and other laws, Employee may be permitted (but not obligated) to make personal investments on an unpromoted basis directly in investments made by Carlyle and its investment funds during the Term, provided that the amounts available for personal investment by Employee shall be determined by Carlyle in a manner consistent with policies established for coinvestments by other employees at the level of Title for the Office Location. Coinvestments with respect to investments made by a particular Carlyle investment fund may require Employee to make a commitment to invest in all investments acquired by such fund during the Term, in accordance with internal coinvestment policies adopted by Carlyle with respect to such fund.
          f. Upon commencement of your employment with Employer and upon execution of the relevant agreements, you will be admitted as a global partner of Carlyle (i.e., a member of TCG Holdings, L.L.C., TCG Holdings II, L.P. and their respective sister entities (collectively, the “Holdings Entities”)) in accordance with the operating agreements of the Holdings Entities (the “Holdings Agreements”) and Carlyle’s policies and procedures for admission of new global partners including executing the relevant subscription agreements. Such global partnership interest is subject to the terms and conditions of the Holdings Agreements and subscription agreements for the relevant entities, including provisions relating to vesting. Your partnership share (i.e., your Sharing Ratio and Base Sharing Ratio, as such terms are defined in the Holdings Agreements) may be prospectively adjusted in accordance with the terms and conditions of the Holdings Agreements and will be reviewed annually, beginning with year-end 2011.
     5. Termination. Employee’s employment with Employer shall be terminable as follows:
          a. automatically upon Employee’s death;
          b. by Employer, subject only to such notification requirements as are required by this Section 5b:
(i)	upon Employee’s incapacitation by accident, sickness or other circumstance which renders Employee mentally or physically incapable of performing the duties and services required of Employee hereunder for a period of at least 180 days during any 12-month period;

(ii)	for “Cause,” which for purposes of this Agreement shall mean Employee has (A) engaged in gross negligence or willful misconduct in the performance of the duties required of Employee hereunder, (B) willfully engaged in conduct that Employee knows or, based on facts known to Employee, should know is materially injurious to Employer or any of its affiliates, (C) breached any material provision of this Agreement (with the exception of Section 7(c), which is addressed in sub-section (F) below),

(D)	been convicted of, or entered a plea bargain or settlement admitting guilt for, fraud, embezzlement, or any other felony under the laws of the United States or of any state or the District of Columbia or any other country or any jurisdiction of any other country (but specifically excluding felonies involving a traffic violation); (E) been the subject of any order, judicial or administrative, obtained or issued by the U.S. Securities and Exchange Commission (“SEC”) or similar agency or tribunal of any country, for any securities violation involving insider trading, fraud, misappropriation, dishonesty or willful misconduct (including, for example, any such order consented to by Employee in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied); or (F) breached any provision of Section 7(c); or
(iii)	for any other reason whatsoever, upon 30 days notice to Employee; and
     c. by Employee, subject only to such notification requirements as are required by this Section 5c:
(i)	for “Good Reason,” which for purposes of this Agreement shall mean (A) a material breach of this Agreement by Employer, or (B) a significant, sustained reduction in or adverse modification of the nature and scope of Employee’s authority, duties and privileges during the Term (whether or not accompanied by a change in title), but in each case only if such Good Reason has not been corrected or cured by Employer within 30 days after Employer has received written notice from Employee of Employee’s intent to terminate Employee’s employment for Good Reason and specifying in detail the basis for such termination; or
(ii)	for any other reason whatsoever, upon 30 days notice to Employer.
     6. Effect of Termination. Upon the termination of Employee’s employment, Employee shall receive the following compensation, provided that Employee agrees at the time of such termination to release Employer and its affiliates from further claims and liabilities relating to Employee’s employment and the termination of employment (other than claims for indemnification pursuant to Section 8):
          a. If at any time before the second anniversary of the Commencement Date (i) Employee’s employment is terminated pursuant to Section 5c(i) and Employer could not have terminated Employee’s employment for Cause pursuant to Section 5b(ii), or (ii) Employee’s employment is terminated pursuant to Section 5b(iii), Employer shall pay cash severance to Employee, within 60 days after the date of such termination, in an amount equal to (x) the unpaid portion of the Base Salary Amount that Employer would have paid Employee from the date of such termination through the second anniversary of the Commencement Date if Employee’s employment had not terminated, (y) the excess of the sum of the Guaranteed Bonus Amount provided for in Section 4b over bonuses actually paid to Employee pursuant to Section 4b, and (z) if terminated without cause within eighteen months of the Commencement Date, the sum of 2,500,000 in Currency unless there has been a vesting date of Carlyle shares listed on a stock exchange; provided, however, that the aggregate amount of severance payable pursuant to this Section 6a will in no event be less than 25% of the Base Salary Amount.
          b. If at any time on or after the second anniversary of the Commencement Date (i) Employee’s employment is terminated pursuant to Section 5c(i) and Employer could not have terminated Employee’s employment for Cause pursuant to Section 5b(ii), or (ii) Employee’s employment is terminated pursuant to Section 5b(iii), Employer shall pay cash severance to Employee, within 60 days after the date of such termination, in an amount equal to 25% of the Base Salary Amount.
          c. In the case of a termination of Employee’s employment at any time for any reason other than a termination pursuant to Section 5c(i) or 5b(iii), Employer shall pay to Employee, within 30 days after the effective date of the termination (to the extent not previously paid), the base salary compensation at the rate then in effect under Section 4a above, but only to the extent such compensation has accrued through the effective date of such termination.
          d. The sole liability of Employer under this Agreement upon a termination of Employee’s employment shall be (i) to pay the amounts expressly provided for in this Section 6 as being due and owing upon such termination, (ii) to reimburse Employee pursuant to Section 4c for business expenses incurred by Employee during the Term, (iii) to honor the vested portion of any equity participation granted to Employee, and (iv) to comply with any other obligations under this Agreement which expressly survive termination of Employee’s employment or pursuant to any other written agreements between Employee and Employer or pursuant to any employee benefit plan.
     7. Records and Confidential Data.
          a. All memoranda, notices, files, records and other documents made or compiled by Employee during the Term in the ordinary course of business (other than business cards and names and contact information retained in Employee’s rolodex), or made available to Employee concerning the business of Carlyle (including, without limitation, any “best practices” materials made available to Employee), shall be Employer’s property and shall be delivered to Employer at its request therefor or automatically on the termination of this Agreement.
          b. Employee acknowledges that, in and as a result of Employee’s employment hereunder, Employee will be making use of and/or acquiring confidential or proprietary information developed by Carlyle and its affiliates that is of a special and unique nature and value to Carlyle, including, but not limited to, the nature and material terms of business opportunities and proposals available to Carlyle and financial records of Carlyle, Carlyle investment funds, and investors in such funds (the “Confidential Information”). Employee shall not at any time, directly or indirectly, disclose to any person (other than Carlyle) any Confidential Information (regardless of whether such information qualifies as a “trade secret” under applicable law) which has been obtained by or disclosed to Employee as a result of Employee’s employment by Employer unless (i) authorized in writing by Employer, (ii) such information, knowledge or data is or becomes available to the public generally without breach of this Section 7b, (iii) disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) disclosure is made to officers, directors or affiliates of Employer or Carlyle (and the officers and directors of such affiliates), and to auditors, counsel, and other professional advisors to Employer or Carlyle or (v) disclosure is required to a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee. Employee shall immediately supply Employer with a copy of any legal process delivered to Employee requesting Confidential Information. Prior to any disclosure of Confidential Information, Employee shall notify Employer and shall permit Employer to seek an order protecting the confidentiality of such information. Employee agrees that Employee’s obligations under this Section 7b may be enforced by specific performance and that breaches or prospective breaches of this Section 7b may be enjoined.
          c. Employee will not discuss Employer’s fundraising efforts, or the name of any fund vehicle that has not had a final closing of commitments, to any reporter or representative of any press or other public media.
          d. Employee represents that Employee’s employment by Employer does not and will not breach any confidentiality agreement with any former employer, including any agreement to keep in confidence or refrain from using information acquired by Employee prior to Employee’s employment by Employer. During Employee’s employment by Employer, Employee agrees that Employee will not violate any non-solicitation agreements Employee entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Employee bring onto the premises of Employer or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. Employee agrees that Employer shall have no responsibility of liability to Employee or any other Person in the event it is determined that the provision of services to Employer hereunder violates any non-compete provision between Employer and his former employer.
The obligations under this Section 7 shall survive the termination or expiration of this Agreement and any termination of Employee’s employment.
     8. Indemnification. Employer will cause each investment fund to which Employee provides investment advice to indemnify, defend and hold Employee harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by Employee in good faith during the Term while performing services on behalf of such investment fund (and/or any of its portfolio companies) within the scope of Employee’s employment for Employer, provided that such acts, decisions or omissions do not constitute fraud, willful misconduct or gross negligence. The obligations of Employer and such investment funds under this Section 8 shall survive any termination of the Employee’s employment.
     9. Non-Solicitation/Non-Competition. Employee agrees that, for a period of six months after the last day that Employee is employed by Employer or an affiliate thereof, Employee will not, directly or indirectly, without the prior written consent of Employer: (i) participate in any capacity, including as an investor or an advisor, in any transaction that, as of the date of termination, Carlyle or any of its affiliates was actively considering investing in or offering to invest in and known to Employee; (ii) solicit, contact or identify investors in any investment partnership or fund controlled by Carlyle and its affiliates (to the extent Employee knows that such Person is an investor, directly or indirectly, in such partnership or fund) on behalf of any person; or (iii) induce any current employee of Employer or its affiliates to become employed by Employee or any person employing Employee. The parties acknowledge and agree that the restrictions set forth in this Section 9 are believed by the parties to be reasonable and necessitated by legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this Section 9 to be unenforceable or invalid for any reason, the parties agree that this Section 9 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in any and all respects as to which it may be enforceable, all as determined by such court or tribunal. The parties further agree that Employer and Employee each will be entitled (without posting bond or security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of the other party’s obligations set forth in this Section 9, The obligations under this Section 9 shall survive the expiration or termination of this Agreement.
     10. Governing Law. The validity of this Agreement and any of the terms or provisions as well as the rights and duties of the parties hereunder shall be governed by the laws of the Governing Jurisdiction, without reference to any conflict of law or choice of law principles in the Governing Jurisdiction that might apply the law of another jurisdiction.
     11. Agreement. This Agreement sets forth the entire agreement between the parties with and supersedes and replaces any prior agreement between the parties with respect to the subject matter herein.
     12. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.
     13. Arbitration.
          a. Except as provided in Section 12b, any dispute, claim or controversy arising in connection with this Agreement or otherwise in connection with Employee’s employment with Employer (including any statutory claims), Employee’s carried interest participation, and Employee’s personal coinvestments shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association(except as modified herein). No such arbitration proceedings shall be commenced or conducted until at least 60 days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement; and the parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement. If mutual agreement cannot be attained, any disputing party, by written notice to the other (“Arbitration Notice”) may commence arbitration proceedings. Such arbitration shall be conducted before a panel of three arbitrators, one appointed by each party within 30 days after the date of the Arbitration Notice, and one chosen within 60 days after the date of the Arbitration Notice by the two arbitrators appointed by the disputing parties. A court of competent jurisdiction presiding over the Arbitration Location shall appoint any arbitrator who has not been appointed within such time periods. Judgment may include costs and attorneys fees and may be entered in any court of competent jurisdiction. The arbitration shall be conducted in the Arbitration Location or such other location as Employer and

Employee may agree, in the English language and all monetary awards shall be in Currency. Arbitration shall be the sole method of resolving disputes not settled by mutual agreement. The determination of the arbitrators shall be final, not subject to appeal, and binding on all parties and may be enforced by appropriate judicial order of any court of competent jurisdiction.
          b. Notwithstanding the foregoing, in the event of any claim or controversy arising in connection with this Agreement for which the remedy is equitable or injunctive relief, the aggrieved party shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction.
     13. Benefits. Employer shall receive the benefit of all provisions of this Agreement on its own behalf and as trustee on behalf of all other relevant Carlyle entities and the portfolio companies.
     14. Non-Disparagement. Employer and Employee covenant and agree that Employee shall not disparage, and shall at all times speak well of, Carlyle and its affiliates, and their respective principals and businesses, and Employer shall not authorize disparaging remarks regarding Employee. The previous sentence shall not apply, however, in the case of any disparagement which is made (i) in testimony pursuant to a court order, subpoena, or legal process, (ii) to a court, mediator or arbitrator in connection with any litigation or dispute between Employer and Employee, (iii) among Carlyle and its affiliates or (iv) exclusively to Employer or Employee in the course of Employer’s supervision or review of Employee’s job performance. The parties further agree that Employer and Employee each will be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of the other party’s obligations set forth in this Section 14. The obligations of the Employee and Employer under this Section 14 will survive termination of this Agreement.
     15. Background Investigation. Employee’s employment is contingent upon Employer’s satisfactory completion of its background investigation on Employee, which shall be completed within 90 days of Commencement Date. In addition, Employer may require that a background investigation be conducted by an independent third party. An unsatisfactory background investigation or a delay in the process due to lack of response from the Employee for requested information will result in the termination of the offer of employment and in the event Employee’s employment has commenced, such employment shall be termination and such termination shall be deemed “for Cause”.
[Signature Page to Follow]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYER:	THE CARLYLE GROUP EMPLOYEE CO., L.L.C.

By:

Name:

Title:

EMPLOYEE:		/s/ Adena T. Friedman

	Name:	Adena Friedman

EXHIBIT A
BOARD OF DIRECTORS SEATS

1.

2.

3.

4.

5.

OR
☐ Check here if Employee is not a board member as of the Commencement Date.
Employee Initials: _____________________

Initials of Officer of Employer: _________________________

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYER:	THE CARLYLE GROUP EMPLOYEE CO., L.L.C.

	By:	/s/ David M. Rubenstein

		Name:	David M. Rubestein

		Title:	Managing Director

EMPLOYEE:			/s/ Adena T. Friedman

		Name:	Adena Friedman

EXHIBIT A
BOARD OF DIRECTORS SEATS

1.

2.

3.

4.

5.

OR
☑ Check here if Employee is not a board member as of the Commencement Date.
Employee Initials: /s/ AF

Initials of Officer of Employer: /s/ DR

APPENDIX OF KEY TERMS
This Appendix of Key Terms shall be construed for all purposes as part of the Amended and Restated Employment Agreement (the “Agreement”) to which it is attached. The undersigned Employer and Employee agree that, for purposes of the Agreement, the following terms shall have the meanings ascribed to them below:
Employment Agreement Terms
a.	“Arbitration Location” means Washington, D.C.

b.	“Base Salary Amount” means 275,000 per annum in Currency.

c.	“Carlyle” means TC Group, L.L.C. and its affiliates, collectively operating under the trade name “The Carlyle Group.”

d.	“Commencement Date” means March 28, 2011.

e.	“Currency” means US Dollars.

f.	“Effective Date” means February 9, 2011.

g.	“Employee” means Adena Friedman

h.	“Employer” means The Carlyle Group Employee Co. L.L.C., a Delaware limited liability company.

i.	“Governing Jurisdiction” means Washington, DC.

j.	“2011 Guaranteed Bonus Amount” means 1,725,000 in Currency.

k.	“2012 Guaranteed Bonus Amount” means 1,725,000 in Currency.

l.	“Investors” mean investors (other than (directly or indirectly) Carlyle and its beneficial owners, members, employees and affiliates).

m.	“Office Location” means Washington, D.C.

n.	“Term” has the meaning given to it in Section 1 of the Agreement.

o.	“Title” means Managing Director, Chief Financial Officer.

          IN WITNESS WHEREOF, the undersigned Employer and Employee have executed this Appendix of Key Terms as of the Effective Date.

EMPLOYER:	THE CARLYLE GROUP EMPLOYEE CO., L.L.C.

	By:	/s/ William E. Conway, Jr.

William E. Conway, Jr.
Managing Director

	By:	/s/ Daniel A. D’Aniello

Daniel A. D’Aniello
Managing Director

	By:	/s/ David M. Rubenstein

David M. Rubenstein
Managing Director

EMPLOYEE:		/s/ Adena T. Friedman

Adena Friedman